Exhibit 99.1

FINANCIAL CONTACT:	MEDIA CONTACT:
Anoori Naughton	Allison Kleinfelter
anaughton@hersheys.com	akleinfelter@hersheys.com

Hershey Reports Fourth-Quarter and Full-Year 2024 Financial Results;
Provides 2025 Outlook

HERSHEY, Pa., February 6, 2025 - The Hershey Company (NYSE: HSY) today announced net sales and earnings for the fourth quarter and full-year ended December 31, 2024.

“I am pleased to see the consumer response to our agile innovation, marketing and in-store execution as we end the year with momentum across our segments,” said Michele Buck, The Hershey Company President and Chief Executive Officer. “While we continue to expect the surge in cocoa prices to put significant pressure on 2025 earnings, we will focus on driving top-line and share momentum, executing our transformation and productivity programs, and positioning ourselves to deliver peer-leading performance over the long-term.”

Fourth-Quarter 2024 Financial Results Summary1
•Consolidated net sales of $2,887.5 million, an increase of 8.7%.
•Organic, constant currency net sales increased 9.0%.
•The impact of acquisitions on net sales was a 0.2 point benefit2 while currency exchange was a 0.5 point headwind.
•Reported net income of $796.6 million, or $3.92 per share-diluted, an increase of 130.6%.
•Adjusted earnings per share-diluted of $2.69, an increase of 33.2%.
1 All comparisons for the fourth quarter of 2024 are with respect to the fourth quarter ended December 31, 2023.
2 Reflects the impact from the 2024 acquisition of Sour Strips.

2024 Full-Year Financial Results Summary3
•Consolidated net sales of $11,202.3 million, an increase of 0.3%.
•Organic, constant currency net sales increased 0.4%.
•Reported net income of $2,221.2 million, or $10.92 per share-diluted, an increase of 20.5%.
•Adjusted earnings per share-diluted of $9.37, a decrease of 2.3%.
3 All comparisons for full-year 2024 are with respect to the full-year ended December 31, 2023.

2025 Full-Year Financial Outlook Summary
The company expects net sales growth of at least 2%, driven primarily by net price realization. Reported earnings per share is expected to be down in the high-40% range as higher commodity costs, rebased incentive compensation, and a higher economic tax rate are expected to more than offset price realization, productivity and cost savings programs. The company projects adjusted earnings per share to be down in the mid-30% range when excluding one-time costs associated with cost savings initiatives and acquisition integration activities. The gap between the reported and adjusted earnings per share growth outlooks primarily reflects a large derivative mark-to-market gain recorded in reported earnings per share in 2024.

2025 Full-Year Outlook	Total Company
Net sales growth[4]	At least 2%
Reported earnings per share growth	Down high-40% range
Adjusted earnings per share growth	Down mid-30% range
4 The impact of the Sour Strips acquisition is anticipated to be an approximate 30 basis point benefit to net sales growth for the full-year 2025. Additionally, the impact of foreign currency exchange rates is anticipated to be an approximate 30 basis point headwind to net sales growth for the full-year 2025.

The company also expects:
•A reported and adjusted effective tax rate in the range of approximately 14% to 15%;
•Other expense, which primarily reflects the write-down of equity investments that qualify for a tax credit, of approximately $170 million to $180 million;
•Interest expense of approximately $190 million to $195 million, reflecting a higher interest rate environment;
•Capital expenditures of approximately $425 million to $450 million, as capital spending as a percentage of sales returns to historical levels; and
•Advancing Agility & Automation Initiative savings of approximately $125 million.

Below is a reconciliation of projected 2025 and full-year 2024 and 2023 earnings per share-diluted calculated in accordance with U.S. generally accepted accounting principles (GAAP) to non-GAAP adjusted earnings per share-diluted:

	2025 (Projected)	2024	2023
Reported EPS – Diluted	$5.54 - $5.86	$10.92	$9.06
Derivative Mark-to-Market (Gains) Losses	—	(2.26)	0.29
Business Realignment Activities	0.40 - 0.50	0.58	0.01
Acquisition and Integration-Related Activities	0.03 - 0.07	0.22	0.37
Other Miscellaneous (Benefits) Losses	—	(0.03)	—
Tax Effect of All Adjustments Reflected Above	(0.11)	(0.06)	(0.14)
Adjusted EPS – Diluted	$6.00 - $6.18	$9.37	$9.59

2025 projected earnings per share-diluted, as presented above, does not include the impact of mark-to-market gains and losses on our commodity derivative contracts that are reflected within corporate unallocated expense in segment results until the related inventory is sold since we are not able to forecast the impact of the market changes.

Fourth Quarter 2024 Components of Net Sales Growth
A reconciliation between reported net sales growth rates and organic constant currency net sales growth rates, along with the contribution from net price realization and volume, is provided below:

	Three Months Ended December 31, 2024
	Percentage Change as Reported	Impact of Foreign Currency Exchange	Percentage Change on Constant Currency Basis	Impact of Acquisition	Percentage Change on Organic Constant Currency Basis	Organic Price (Rounded)*	Organic Volume/Mix (Rounded)*
North America Confectionery	6.0%	(0.1)%	6.1%	0.2%	5.9%	4%	2%

North America Salty Snacks	35.9%	—%	35.9%	—%	35.9%	(5)%	41%

International	9.8%	(5.2)%	15.0%	—%	15.0%	—%	15%

Total Company	8.7%	(0.5)%	9.2%	0.2%	9.0%	3%	6%
*Percentage changes may not compute directly as shown due to rounding of amounts presented above.

	Twelve Months Ended December 31, 2024
	Percentage Change as Reported	Impact of Foreign Currency Exchange	Percentage Change on Constant Currency Basis	Impact of Acquisition	Percentage Change on Organic Constant Currency Basis	Organic Price (Rounded)*	Organic Volume/Mix (Rounded)*
North America Confectionery	—%	—%	—%	0.1%	(0.1)%	4%	(4)%

North America Salty Snacks	3.9%	—%	3.9%	—%	3.9%	(1)%	5%

International	(0.1)%	(1.0)%	0.9%	—%	0.9%	2%	(1)%

Total Company	0.3%	(0.1)%	0.4%	—%	0.4%	3%	(2)%
*Percentage changes may not compute directly as shown due to rounding of amounts presented above.

The company presents certain percentage changes in net sales on a constant currency basis, which excludes the impact of foreign currency exchange.  To present this information for historical periods, current period net sales for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average monthly exchange rates in effect during the corresponding period of the prior fiscal year, rather than at the actual average monthly exchange rates in effect during the current period of the current fiscal year. As a result, the foreign currency impact is equal to the current year results in local currencies multiplied by the change in the average foreign currency exchange rate between the current fiscal period and the corresponding period of the prior fiscal year.

Fourth-Quarter 2024 Results
Consolidated net sales increased 8.7% to $2,887.5 million in the fourth quarter of 2024. Organic, constant currency net sales increased 9.0%, driven by the lap of the planned inventory declines within North America Salty Snacks related to the Q4 2023 ERP implementation, favorable net price realization of approximately 3 points, two additional shipping days, and inventory timing benefits.

Reported gross margin increased 1170 basis points to 54.0% in the fourth quarter of 2024, driven by derivative mark-to-market gains, net price realization, higher sales volume, supply chain productivity, and a timing benefit related to the inventory valuation method, more than offsetting higher commodity costs and negative sales mix. Adjusted gross margin increased 60 basis points to 44.8% in the fourth quarter of 2024. Net price realization, higher sales volume, supply chain productivity, and a timing benefit related to the inventory valuation method more than offset higher commodity costs and negative sales mix.

Selling, marketing and administrative expenses decreased 5.5% in the fourth quarter of 2024 versus the prior-year period, primarily driven by lower compensation and benefit costs and reduced capability and technology investments, partially offset by increased investments in advertising and related consumer marketing expenses. Advertising and related consumer marketing expenses increased by 2.4% in the fourth quarter of 2024 versus the same period last year, driven by increased investments in North America Confectionery and North America Salty Snacks. Selling, marketing and administrative expenses, excluding advertising and related consumer marketing, decreased 8.8% versus the fourth quarter of 2023, driven by lower compensation and benefit costs, reduced technology investments related to the upgrade of the Company’s ERP system, and transformation program net savings.

Fourth-quarter 2024 reported operating profit was $939.1 million, an increase of 102.3% versus the fourth quarter of 2023, resulting in an operating profit margin of 32.5%, an increase of 1500 basis points versus the prior year period. This increase was primarily driven by derivative mark-to-market gains. Adjusted operating profit of $696.8 million increased 28.0% versus the fourth quarter of 2023, resulting in adjusted operating profit margin of 24.1%, an increase of 360 basis points, driven by net price realization, higher sales volume, transformation program net savings, supply chain productivity, and reduced incentive compensation, which more than offset higher commodity costs and negative sales mix.

The reported effective tax rate in the fourth quarter of 2024 was (10.2)% compared to (9.2)% in the fourth quarter of 2023, a decrease of 100 basis points. The adjusted effective tax rate in the fourth quarter of 2024 was (13.7)% compared to (3.8)% in the fourth quarter of 2023, a decrease of 990 basis points. The adjusted effective tax rate decrease was driven by higher renewable energy tax credits versus the prior year period.

The company’s fourth-quarter 2024 results, as prepared in accordance with GAAP, included items negatively impacting comparability of $242.4 million, or $1.23 per share-diluted. For the fourth quarter of 2023, items positively impacting comparability totaled $79.9 million, or $0.32 per share-diluted.

The following table presents a summary of items impacting comparability in each period (see Appendix I for additional information):

	Pre-Tax (millions)		Earnings Per Share-Diluted
	Three Months Ended		Three Months Ended
	December 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023

Derivative Mark-to-Market (Gains) Losses	$(264.7)	$53.7	$(1.30)	$0.26
Business Realignment Activities	12.7	—	0.06	—
Acquisition and Integration-Related Activities	14.9	26.2	0.07	0.13
Other Miscellaneous Benefits	(5.3)	—	(0.03)	—
Tax Effect of All Adjustments Reflected Above	—	—	(0.03)	(0.07)
	$(242.4)	$79.9	$(1.23)	$0.32

	Pre-Tax (millions)		Earnings Per Share-Diluted
	Twelve Months Ended		Twelve Months Ended
	December 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023

Derivative Mark-to-Market (Gains) Losses	$(460.4)	$58.9	$(2.26)	$0.29
Business Realignment Activities	117.5	3.4	0.58	0.01
Acquisition and Integration-Related Activities	45.2	75.9	0.22	0.37
Other Miscellaneous Benefits	(5.3)	—	(0.03)	—
Tax Effect of All Adjustments Reflected Above	—	—	(0.06)	(0.14)
	$(303.0)	$138.2	$(1.55)	$0.53

The following are comments about segment performance for the fourth quarter of 2024 versus the prior year period. See the schedule of supplementary information within this press release for additional information on segment net sales and profit.

North America Confectionery
Hershey’s North America Confectionery segment net sales were $2,354.2 million in the fourth quarter of 2024, an increase of 6.0% versus the same period last year. Organic, constant currency net sales increased 5.9%, driven by approximately 4-points of net price realization. Volume increased approximately 2 points, driven by the anticipated benefits from shipment timing and two additional shipping days which more than offset declines related to price elasticity.

Hershey’s U.S. candy, mint and gum (CMG) retail takeaway for the twelve-week period ended December 29, 2024 in the multi-outlet plus convenience store channels (MULO+ w/ Convenience5) increased 2.2% versus the prior year period. Hershey’s CMG share declined by 18 basis points as seasonal, sweets, and refreshment share gains were more than offset by declines in everyday chocolate share. Organic net sales growth outpaced retail takeaway due to the anticipated benefits from shipment timing and two additional shipping days.
5 MULO+ w/Convenience expanded in the second quarter of 2024 to include club, drug, and e-commerce customers previously classified as unmeasured

North America Confectionery segment income was $808.2 million in the fourth quarter of 2024, reflecting an increase of 11.5% versus the prior year period. This resulted in segment margin of 34.3%, an increase of 170 basis points. Gains were driven by net sales growth, transformation program savings, supply chain productivity, and a timing benefit related to the inventory valuation method, which more than offset higher commodity costs, negative sales mix and brand investment.

North America Salty Snacks
Hershey’s North America Salty Snacks segment net sales were $278.9 million in the fourth quarter of 2024, an increase of 35.9% versus the same period last year. Volume increased approximately 41 points, of which approximately 21 points related to lapping planned inventory declines related to the ERP system implementation in the fourth quarter of 2023. Two additional shipping days and shipment timing shifts from the third quarter into the fourth quarter amounted to an incremental high-single-digit tailwind. Excluding these inventory and timing impacts, base business volume increased low-double-digits. Net price realization was an approximate 5-point headwind due to stronger than planned contribution from a large promotional event in the fourth quarter.

Hershey’s U.S. salty snack retail takeaway in MULO+ w/ Convenience5 increased 7.1% in the 12-week period ended December 29, 2024. SkinnyPop ready-to-eat popcorn retail sales increased 4.7%, driven by velocity, the planned shift of a key promotional event from the third quarter to the fourth quarter, and innovation. SkinnyPop ready-to-eat popcorn share increased 156-basis points in the fourth quarter. Dot’s Homestyle Pretzels retail sales increased 20.9%, resulting in a 325-basis point pretzel category share gain.
5 MULO+ w/Convenience expanded in the second quarter of 2024 to include club, drug, and e-commerce customers previously classified as unmeasured

North America Salty Snacks segment income was $54.5 million in the fourth quarter of 2024, reflecting an increase of 424.1% versus the prior-year period. This resulted in a segment margin of 19.5%, an increase of 1,440 basis points versus the prior-year period. Segment income gains and margin expansion were driven by higher sales and increased productivity, which more than offset increased brand investment.

International
Fourth-quarter 2024 net sales for Hershey’s International segment increased 9.8% versus the same period last year to $254.5 million. Organic, constant currency net sales increased 15.0% driven by double-digit volume growth across Mexico and Europe, Middle East, and Africa (EMEA), and high-single digit growth in India.

International segment income was $29.6 million in the fourth quarter of 2024, a 44.7% increase versus the prior year period driven by sales growth, supply chain productivity, and reduced selling and administrative expenses, which more than offset higher commodity costs. This resulted in a segment margin of 11.6%, an increase of 280 basis points versus the prior year period.

Unallocated Corporate Expense
Hershey’s unallocated corporate expense in the fourth quarter of 2024 was $195.4 million, a decrease of $15.8 million, or 7.5% versus the same period of 2023. This decrease was driven by lower compensation and benefit costs and reduced technology investments related to the upgrade of the Company’s ERP system.

Live Webcast
At approximately 7:00 a.m. (Eastern time) today, Hershey will post a pre-recorded management discussion of its fourth-quarter and full-year 2024 results and business update to its website at www.thehersheycompany.com/investors. In addition, at 8:30 a.m. (Eastern time) today, the company will host a live question and answer session with investors and financial analysts. Details to access this call are available on the company’s website.

Note: In this release, for the fourth-quarter of and full-year 2024, Hershey references income measures that are not in accordance with GAAP because they exclude certain items impacting comparability, including gains and losses associated with mark-to-market commodity derivatives, business realignment activities, acquisition and integration-related activities, other miscellaneous losses and benefits and a tax reserve adjustment. The company refers to these income measures as “adjusted” or “non-GAAP” financial measures throughout this release. These non-GAAP financial measures are used in evaluating results of operations for internal purposes and are not intended to replace the presentation of financial results in accordance with GAAP. Rather, the company believes exclusion of such items provides additional information to investors to facilitate the comparison of past and present operations. A reconciliation of the non-GAAP financial measures referenced in this release to their nearest comparable GAAP financial measures as presented in the Consolidated Statements of Income is provided below.

Reconciliation of Certain Non-GAAP Financial Measures
Consolidated results	Three Months Ended		Twelve Months Ended
In thousands except per share data	December 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Reported gross profit	$1,558,343	$1,123,142	$5,300,888	$4,997,816
Derivative mark-to-market (gains) losses	(264,710)	53,723	(460,437)	58,937
Business realignment activities	—	—	12,168	527
Acquisition and integration-related activities	676	(2,256)	2,397	(1,702)
Non-GAAP gross profit	$1,294,309	$1,174,609	$4,855,016	$5,055,578

Reported operating profit	$939,147	$464,329	$2,898,232	$2,560,867
Derivative mark-to-market (gains) losses	(264,710)	53,723	(460,437)	58,937
Business realignment activities	12,741	—	117,536	3,440
Acquisition and integration-related activities	14,912	26,163	45,192	75,853
Other miscellaneous benefits	(5,270)	—	(5,270)	—
Non-GAAP operating profit	$696,820	$544,215	$2,595,253	$2,699,097

Reported (benefit) provision for income taxes	$(73,534)	$(29,367)	$252,697	$310,077
Derivative mark-to-market (gains) losses*	(39,279)	7,931	(68,552)	10,190
Business realignment activities*	2,996	—	28,284	777
Acquisition and integration-related activities*	3,552	6,328	10,872	18,256
Other miscellaneous benefits*	(2,341)	—	(2,341)	—
Tax Reserve Adjustment	42,979	—	42,979	—
Non-GAAP (benefit) provision for income taxes	$(65,627)	$(15,108)	$263,939	$339,300

Reported net income	$796,591	$349,042	$2,221,239	$1,861,787
Derivative mark-to-market (gains) losses	(225,431)	45,790	(391,885)	48,747
Business realignment activities	9,745	—	89,252	2,663
Acquisition and integration-related activities	11,360	19,835	34,320	57,597
Other miscellaneous benefits	(2,929)	—	(2,929)	—
Tax Reserve Adjustment	(42,979)	—	(42,979)	—
Non-GAAP net income	$546,357	$414,667	$1,907,018	$1,970,794

Reconciliation of Certain Non-GAAP Financial Measures
Consolidated results	Three Months Ended		Twelve Months Ended
	December 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Reported EPS - Diluted	$3.92	$1.70	$10.92	$9.06
Derivative mark-to-market (gains) losses	(1.30)	0.26	(2.26)	0.29
Business realignment activities	0.06	—	0.58	0.01
Acquisition and integration-related activities	0.07	0.13	0.22	0.37
Other miscellaneous benefits	(0.03)	—	(0.03)	—
Tax effect of all adjustments reflected above**	(0.03)	(0.07)	(0.06)	(0.14)
Non-GAAP EPS - Diluted	$2.69	$2.02	$9.37	$9.59

* The tax effect for each adjustment is determined by calculating the tax impact of the adjustment on the company's quarterly effective tax rate, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment.
** Adjustments reported above are reported on a pre-tax basis before the tax effect described in the reconciliation above for Non-GAAP provision for income taxes.

In the assessment of our results, we review and discuss the following financial metrics that are derived from the reported and non-GAAP financial measures presented above:

	Three Months Ended		Twelve Months Ended
	December 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023
As reported gross margin	54.0%	42.3%	47.3%	44.8%
Non-GAAP gross margin (1)	44.8%	44.2%	43.3%	45.3%

As reported operating profit margin	32.5%	17.5%	25.9%	22.9%
Non-GAAP operating profit margin (2)	24.1%	20.5%	23.2%	24.2%

As reported effective tax rate	(10.2)%	(9.2)%	10.2%	14.3%
Non-GAAP effective tax rate (3)	(13.7)%	(3.8)%	12.2%	14.7%

(1) Calculated as non-GAAP gross profit as a percentage of net sales for each period presented.
(2) Calculated as non-GAAP operating profit as a percentage of net sales for each period presented.
(3) Calculated as non-GAAP provision for income taxes as a percentage of non-GAAP income before taxes (calculated as non-GAAP operating profit minus non-GAAP interest expense, net plus or minus non-GAAP other (income) expense, net).

Appendix I
Details of the charges included in GAAP results, as summarized in the press release (above), are as follows:

Derivative Mark-to-Market Losses (Gains): The mark-to-market losses (gains) on commodity derivatives are recorded as unallocated and excluded from adjusted results until such time as the related inventory is sold, at which time the corresponding losses (gains) are reclassified from unallocated to segment income. Since we often purchase commodity contracts to price inventory requirements in future years, we make this adjustment to facilitate the year-over-year comparison of cost of sales on a basis that matches the derivative gains and losses with the underlying economic exposure being hedged for the period.

Business Realignment Activities: We periodically undertake restructuring and cost reduction activities as part of ongoing efforts to enhance long-term profitability. During the first quarter of 2024, we commenced the Advancing Agility & Automation Initiative to improve supply chain and manufacturing-related spend, optimize selling, general and administrative expenses, leverage new technology and business models to further simplify and automate processes, and generate long-term savings. During the three- and 12-months ended December 2024, business realignment charges related primarily to third-party costs supporting the design and implementation of the new organizational structure, as well as severance and employee benefit costs. During the fourth quarter of 2020, we commenced the International Optimization Program to streamline resources and investments in select international markets, including the optimization of our China operating model to improve efficiencies and provide a more sustainable and simplified base going forward. During the three- and 12-months ended December 2023, business realignment charges related primarily to other third-party costs related to this program, as well as severance and employee benefit costs. This program was completed in 2023.

Acquisition and Integration-Related Activities: During the three- and 12-months ended December 2024, we incurred integration-related costs for the acquisition of the Sour Strips brand from Actual Candy, LLC into our North America Confectionery segment, the acquisitions of two manufacturing plants from Weaver Popcorn Manufacturing, Inc. (“Weaver”) and the integration of the 2021 acquisitions of Dot’s Pretzels, LLC (“Dot’s”) and Pretzels Inc. (“Pretzels”) into our North America Salty Snacks segment. During the three- and 12-months ended December 2023, we incurred costs related to the acquisition of two manufacturing plants from Weaver, the integration of the 2021 acquisitions of Dot's and Pretzels into our North America Salty Snacks segment and costs related to building and upgrading our new ERP system for implementation across our North America Salty Snacks segment in the fourth quarter of 2023.

Other Miscellaneous Benefits: In 2024, we recorded a gain on the sale of non-operating assets located in the International segment.

Tax Reserve Adjustment: In 2024, we recognized a $43 million positive adjustment due to the release of a prior year tax reserve associated with U.S. tax reform.

Tax Effect of All Adjustments: This line item reflects the aggregate tax effect of all pre-tax adjustments reflected in the preceding line items of the applicable table. The tax effect for each adjustment is determined by calculating the tax impact of the adjustment on the company’s quarterly effective tax rate, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment.

Safe Harbor Statement
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to our 2024 Full-year Financial Outlook and other statements regarding our business outlook and financial performance. Many of these forward-looking statements can be identified by the use of words such as “anticipate,” “assume,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “future,” “intend,” “plan,” “potential,” “predict,” “project,” “strategy,” “target” and similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will” and “would,” among others. These statements are made based upon current expectations that are subject to risk and uncertainty. Because actual results may differ materially from those contained in the forward-looking statements, you should not place undue reliance on the forward-looking statements when deciding whether to buy, sell or hold the Company’s securities. Factors that could cause results to differ materially include, but are not limited to: disruptions or inefficiencies in our supply chain due to the loss or disruption of essential manufacturing or supply elements or other factors; issues or concerns related to the quality and safety of our products, ingredients or packaging, human and workplace rights, and other environmental, social or governance matters; changes in raw material and other costs, along with the availability of adequate supplies of raw materials and the Company’s ability to successfully hedge against volatility in raw material pricing; the Company’s ability to successfully execute business continuity plans to address changes in consumer preferences and the broader economic and operating environment; selling price increases, including volume declines associated with pricing elasticity; market demand for our new and existing products; increased marketplace competition; failure to successfully execute and integrate acquisitions, divestitures and joint ventures; changes in governmental laws, regulations and policies, including taxes and tariffs; political, economic, and/or financial market conditions, including with respect to inflation, rising interest rates, slower growth or recession, changes in the U.S. administration, and other events beyond our control such as the impacts on the business arising from the conflict between Russia and Ukraine; risks and uncertainties related to our international operations; disruptions, failures or security breaches of our information technology infrastructure and that of our customers and partners (including our suppliers); our ability to hire, engage and retain a talented global workforce, our ability to realize expected cost savings and operating efficiencies associated with strategic initiatives or restructuring programs; complications with the design, implementation or usage of our new enterprise resource planning system, including the ability to support post-implementation efforts and maintain enhancements, new features or modifications; and such other matters as discussed in our Annual Report on Form 10-K for the year ended December 31, 2023 and from time to time in our other filings with the U.S. Securities and Exchange Commission. The company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.

The Hershey Company
Consolidated Statements of Income
for the periods ended December 31, 2024 and December 31, 2023
(unaudited) (in thousands except percentages and per share amounts)

			Three Months Ended		Twelve Months Ended
			December 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023

Net sales			$2,887,540	$2,657,111	$11,202,263	$11,164,992
Cost of sales			1,329,197	1,533,969	5,901,375	6,167,176
Gross profit			1,558,343	1,123,142	5,300,888	4,997,816

Selling, marketing and administrative expense			622,733	658,813	2,373,621	2,436,508
Business realignment (benefits) costs			(3,537)	—	29,035	441

Operating profit			939,147	464,329	2,898,232	2,560,867
Interest expense, net			40,144	37,684	165,655	151,785
Other (income) expense, net			175,946	106,970	258,641	237,218

Income before income taxes			723,057	319,675	2,473,936	2,171,864
(Benefit) provision for income taxes			(73,534)	(29,367)	252,697	310,077

Net income attributable to The Hershey Company			$796,591	$349,042	$2,221,239	$1,861,787

Net income per share	- Basic	- Common	$4.03	$1.75	$11.22	$9.31
	- Diluted	- Common	$3.92	$1.70	$10.92	$9.06
	- Basic	- Class B	$3.66	$1.59	$10.20	$8.52

Shares outstanding	- Basic	- Common	148,349	150,083	148,349	149,499
	- Diluted	- Common	203,487	205,357	203,487	205,547
	- Basic	- Class B	54,614	54,614	54,614	55,239

Key margins:
Gross margin			54.0%	42.3%	47.3%	44.8%
Operating profit margin			32.5%	17.5%	25.9%	22.9%
Net margin			27.6%	13.1%	19.8%	16.7%

The Hershey Company
Supplementary Information – Segment Results
for the periods ended December 31, 2024 and December 31, 2023
(unaudited) (in thousands except percentages)

	Three Months Ended			Twelve Months Ended
	December 31, 2024	December 31, 2023	% Change	December 31, 2024	December 31, 2023	% Change
Net sales:
North America Confectionery	$2,354,151	$2,220,248	6.0%	$9,118,590	$9,123,139	—%
North America Salty Snacks	278,885	205,157	35.9%	1,135,720	1,092,689	3.9%
International	254,504	231,706	9.8%	947,953	949,164	(0.1)%
Total	$2,887,540	$2,657,111	8.7%	$11,202,263	$11,164,992	0.3%

Segment income:
North America Confectionery	$808,174	$724,647	11.5%	$2,945,688	$3,117,044	(5.5)%
North America Salty Snacks	54,503	10,399	424.1%	199,390	158,333	25.9%
International	29,552	20,421	44.7%	111,519	148,259	(24.8)%
Total segment income	892,229	755,467	18.1%	3,256,597	3,423,636	(4.9)%
Unallocated corporate expense (1)	195,409	211,253	(7.5)%	661,344	724,537	(8.7)%
Mark-to-market adjustment for commodity derivatives (2)	(264,710)	53,722	NM	(460,437)	58,939	NM
Costs associated with business realignment initiatives	12,741	—	NM	117,536	3,440	NM
Acquisition and integration-related activities	14,912	26,163	(43.0)%	45,192	75,853	(40.4)%
Other miscellaneous benefits	(5,270)	—	NM	(5,270)	—	NM
Operating profit	939,147	464,329	102.3%	2,898,232	2,560,867	13.2%
Interest expense, net	40,144	37,684	6.5%	165,655	151,785	9.1%
Other (income) expense, net	175,946	106,970	64.5%	258,641	237,218	9.0%
Income before income taxes	$723,057	$319,675	126.2%	$2,473,936	$2,171,864	13.9%

(1) Includes centrally-managed (a) corporate functional costs relating to legal, treasury, finance, and human resources, (b) expenses associated with the oversight and administration of our global operations, including warehousing, distribution and manufacturing, information systems and global shared services, (c) non-cash stock-based compensation expense, and (d) other gains or losses that are not integral to segment performance.
(2) Net (gains) losses on mark-to-market valuation of commodity derivative positions recognized in unallocated derivative losses (gains).
NM - not meaningful

	Three Months Ended		Twelve Months Ended
	December 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Segment income (loss) as a percent of net sales:
North America Confectionery	34.3%	32.6%	32.3%	34.2%
North America Salty Snacks	19.5%	5.1%	17.6%	14.5%
International	11.6%	8.8%	11.8%	15.6%

The Hershey Company
Consolidated Balance Sheets
as of December 31, 2024 and December 31, 2023
(in thousands of dollars)

Assets	December 31, 2024	December 31, 2023
	(unaudited)
Cash and cash equivalents	$730,746	$401,902
Accounts receivable - trade, net	800,402	823,617
Inventories	1,254,094	1,340,996
Prepaid expenses and other	974,215	345,588

Total current assets	3,759,457	2,912,103

Property, plant and equipment, net	3,458,853	3,309,678
Goodwill	2,705,753	2,696,050
Other intangibles	1,873,866	1,879,229
Other non-current assets	1,111,867	1,061,427
Deferred income taxes	37,065	44,454

Total assets	$12,946,861	$11,902,941

Liabilities and Stockholders' Equity

Accounts payable	$1,159,177	$1,086,183
Accrued liabilities	807,341	867,815
Accrued income taxes	51,036	29,457
Short-term debt	1,306,976	719,839
Current portion of long-term debt	604,965	305,058

Total current liabilities	3,929,495	3,008,352

Long-term debt	3,190,210	3,789,132
Other long-term liabilities	688,259	660,673
Deferred income taxes	424,243	345,698

Total liabilities	8,232,207	7,803,855

Total stockholders’ equity	4,714,654	4,099,086

Total liabilities and stockholders’ equity	$12,946,861	$11,902,941